Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective the 1st day of July, 2016 (the “Effective Date”), by and between Crawford & Company, a Georgia corporation (the “Company”), and Harsha V. Agadi (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive presently serves as Interim President and Chief Executive Officer of the Company, as well as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the Board has recently elected Executive to serve as the Company’s Chief Executive Officer, beginning on the Effective Date; and

WHEREAS, the Company and Executive each desire to execute an agreement setting forth the terms and conditions of Executive’s employment by the Company.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Employment and Duties. The Company hereby employs Executive to serve as the Chief Executive Officer of the Company, reporting directly to the Board, and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity, or to serve in such other positions and to have such other duties and responsibilities as may be assigned to Executive from time to time by the Board. Executive agrees to continue his service as a member of the Board, and agrees to waive all fees and other compensation that otherwise would be payable to him as a member of the Board for such service during the term of this Agreement. Executive shall not, however, have any right or entitlement to serve on the Board.

Executive shall devote substantially his full-time and effort to his duties hereunder during the term of this Agreement. Notwithstanding the foregoing, Executive shall be permitted to: (i) engage in charitable and community affairs, (ii) manage his personal investments, and (iii) serve on boards of directors (or similar bodies) of up to three (3) charitable institutions and up to one (1) for-profit entity (in addition to Crawford), so long as such activities do not violate this Agreement nor interfere with the performance of Executive’s duties hereunder. Notwithstanding the limitations described in (iii) above, Executive may serve on additional boards (or similar bodies) with the prior approval of the Executive Committee of the Board (excluding Executive, while he is a member of the Executive Committee).
Upon termination of Executive’s employment for any reason, Executive will execute letter(s) of resignation or similar documents with respect to any office(s), position(s) or title(s) that he then holds with the Company or its subsidiaries, parent(s) or other affiliated entities, including his position as a member of the Board and of any committee thereof, promptly upon request by the Company.

Exhibit 10.1

2.    Term. Unless earlier terminated in accordance with Paragraph 10 of this Agreement, the term of Executive’s employment under this Agreement (the “Term”) shall be deemed to have commenced as of the Effective Date and shall continue until March 31, 2018 (the “Initial Term”). Beginning on the last day of the Initial Term and on each one (1) year anniversary thereafter, the Term shall, without further action by Executive or the Company, be extended by an additional one (1) year period; provided, however, that either party may cause the Term to cease to so extend automatically, by giving written notice to the other on or before February 1 immediately prior to any such extension date of the Term. Upon such notice, the Term shall end upon the expiration of the then current Term (including any prior extensions).

3.    Compensation. For all services to be rendered by Executive during the Term, the Company shall pay Executive a base salary at the rate of Seven Hundred Thousand and No/100 Dollars ($700,000.00) per year (the “Base Salary”), less applicable withholdings, payable in substantially equal monthly or more frequent installments as is customary under the Company’s normal payroll practices from time to time for its senior management employees. The Compensation Committee of the Board shall review Executive’s Base Salary no less frequently than annually, and may adjust Executive’s Base Salary from time to time during the Term. A Base Salary adjustment, if any, may be an increase or a decrease as determined by the Compensation Committee, in its sole discretion, after taking into account such factors as it deems relevant including, without limitation, changes in the cost of living, Executive’s performance and the performance of the Company.

4.    Bonuses and Incentive Payments. Executive shall be eligible for an annual cash bonus pursuant to the terms of the Crawford & Company 2008 Short-Term Incentive Plan and/or the Crawford & Company 2016 Management Team Incentive Compensation Plan, or any successors thereto, based on achievement of the performance standards set forth under such plan(s), as determined by the Compensation Committee of the Board; provided that Executive’s annual target bonus amount for 2016 and subsequent years will be no less than eighty percent (80%) of Executive’s Base Salary. Executive shall also be eligible for long-term incentive awards under the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “Omnibus Stock and Incentive Plan”), or any successor thereto, as determined by the Compensation Committee of the Board; provided that Executive’s long-term incentive award amounts for any year, including 2016, will have an aggregate target value (as determined by the Compensation Committee) of no less than one hundred percent (100%) of Executive’s Base Salary.

5.    Expenses; D&O Policy; Indemnification.

5.1    Expenses. So long as Executive is employed hereunder, Executive shall be entitled to receive reimbursement for, or seek payment directly by the Company of, all reasonable business expenses incurred by Executive in accordance with applicable policies, practices and procedures of the Company.

5.2    D&O Policy. The Company shall maintain, at all times, a directors and officers liability insurance policy (the “D&O Policy”) and the Executive shall be covered, in his capacity as an officer and director of the Company and any of the Crawford Companies, under the D&O Policy, for all acts undertaken by Executive in good faith hereunder, subject to the coverage

Exhibit 10.1

limitations and other terms and conditions of such policy including but not limited to any applicable exclusions. The cost of such coverage shall be borne by the Company.

5.3    Indemnification. The Company agrees to provide to Executive indemnification protections as currently described in Article VI of the Company’s by-laws (a copy of which is attached hereto as Exhibit “A”). In the event that the Company’s by-laws are hereafter amended in regard to indemnification protections, Executive shall have the option to be covered by either (i) the current by-laws’ indemnification provisions (as reflected in Exhibit A), or (ii) the amended Company by-laws’ indemnification protections (but not both).

6.    Grant of Options to Acquire Company Stock. In connection with Executive’s employment as the Company’s Chief Executive Officer, the Company has (or will) make a one-time, non-recurring grant to Executive under the Omnibus Stock and Incentive Plan of (i) a 10‑year nonqualified stock option to acquire one hundred thousand (100,000) shares of Class A Common Stock of the Company at an exercise price of Nine and No/100 Dollars ($9.00) per share and (ii) a 10-year nonqualified stock option to acquire an additional one hundred thousand (100,000) shares of Class A Common Stock of the Company at an exercise price of Ten and No/100 Dollars ($10.00) per share. The terms and conditions applicable to the option grants will be similar to existing option grants made to members of senior management of the Company as determined and approved by the Compensation Committee of the Board.

7.    Employee Benefits. So long as Executive is actively employed hereunder, Executive will be entitled to participate in the Company’s employee benefit, bonus and other such plans and programs (including but not limited to medical, disability, nonqualified retirement and 401(k) plans, and Company automobile allowance) covering members of senior management of the Company on the same terms and conditions as other similarly-situated members of senior management, and perquisites (including but not limited to life insurance and a monthly automobile allowance or similar program) as may be offered by the Company from time to time, subject to the generally applicable eligibility and other provisions of such plans, programs and arrangements as in effect from time to time.

8.    Vacation. Executive shall be entitled to vacation annually in accordance with the Company’s vacation policies applicable to members of senior management of the Company in effect at the time the vacation is to be taken.

9.    Office. Executive’s office shall be located in Atlanta, Georgia, or such other location within a 100-mile radius of Atlanta, Georgia, as the Company may direct.

10.    Termination During the Term. Executive’s employment with the Company may be terminated as follows:

10.1    Termination by the Company for Cause or by Executive other than for Good Reason. In the event that Executive’s employment with the Company is terminated by the Board for Cause, or Executive terminates his employment other than for Good Reason (in which case Executive shall provide not less than ninety (90) days written notice to the Board), Executive shall

Exhibit 10.1

receive no further compensation other than Executive’s Base Salary, any bonus earned, but unpaid, as of the date of termination of Executive’s employment for the immediately preceding annual performance period and other compensation as accrued and payable through the date of such termination (“Accrued Compensation”). Any Accrued Compensation that is payable shall be paid to Executive pursuant to the Company’s normal payroll practices for its senior management employees. Any awards or benefits payable to Executive shall be paid pursuant to the Company’s normal practices, or as otherwise provided by the terms of the plan or policy pursuant to which such award and benefits are paid.

10.2    Termination by the Company other than for Cause or by Executive for Good Reason. In the event that (a) either (i) Executive’s employment with the Company is terminated by the Company other than for Cause, or (ii) Executive terminates his employment for Good Reason, and (b) with respect to the benefits under clauses (ii) and (iii) following, Executive executes and does not revoke, within the sixty (60) day period beginning on Executive’s termination date, a General Release and Separation Agreement (as described below), Executive shall receive the following which shall not be subject to any mitigation requirement (i.e., such amounts shall be payable irrespective of whether or not Executive obtains subsequent employment):

(i)    All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company;

(ii)    A prorated bonus amount for the annual performance period which includes Executive’s termination date, calculated as Executive’s bonus amount for such performance period that would have been payable had his employment not terminated, based on the level(s) of actual achievement of the bonus performance goal(s) for such performance period, multiplied by a fraction, the numerator of which is the number of days Executive was employed by the Company during such annual performance period and the denominator of which is 365. Any such pro rata bonus amount shall be paid when annual bonuses are paid to active members of senior management for such performance period; but in no event later than March 15 of the calendar year following the later of (A) the calendar year in which the bonus is earned and (B) the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A (as defined in Paragraph 14 below); and

(iii)    Continuation of his Base Salary then in effect for a period of eighteen (18) months following Executive’s termination date, which amount shall be paid in equal monthly or more frequent installments as is customary under the Company’s normal payroll practices for its senior management employees.

The “General Release and Separation Agreement” referenced above in this Paragraph 10.2 shall be an agreement in form and substance reasonably acceptable to the Company, that includes (w) a release of any and all claims against the Company, (x) restrictive covenants including terms regarding confidentiality, non-solicitation and non-recruitment of employees, non-solicitation of customers and non-competition (similar to those described in Paragraph 11 of this Agreement, with such updates as the Company may reasonably deem appropriate to reflect changed

Exhibit 10.1

circumstances, including without limitation changes in relevant law and changes in the business of the Company or the Crawford Companies (as defined in Paragraph 11), that extend for periods no longer than the applicable periods reflected in Paragraph 11 and that otherwise impose burdens no greater than those reflected in Paragraph 11), (y) an agreement regarding post-employment cooperation (that includes reasonable terms regarding notice to Executive, reimbursement of expenses incurred by Executive and, following any period during which Executive is entitled to severance pay in the form of continuation of his Base Salary pursuant to this Paragraph 10, compensation to Executive for his time with respect to a request for assistance that would require Executive to devote more than one (1) hour to fulfill such obligations, which (absent the parties’ agreement otherwise) will be a rate of pay based on Executive’s final annual Base Salary), and (z) a non-disparagement agreement, provided, however, that nothing in the General Release and Separation Agreement shall otherwise be inconsistent with provisions of this Agreement.

Notwithstanding the foregoing, neither a termination following Executive’s Disability nor termination upon Executive’s death will be treated as a termination by the Company other than for Cause for purposes of this Paragraph 10.2, but shall be governed by Paragraphs 10.4 and 10.5, respectively.

10.3    Notice of Non-Renewal of the Agreement by the Company.

(a)    Non-Renewal On or Before February 1, 2020. Notice of non-renewal by the Company under Paragraph 2 (in the absence of Cause) shall constitute termination by the Company other than for Cause for purposes of Paragraph 10.2. In the event that the Company provides a notice to Executive under Paragraph 2 on or before February 1, 2020, that the Term (including any prior extensions) will not be extended, and Executive satisfies the conditions described in Paragraph 10.2 regarding a General Release and Separation Agreement, Executive will be entitled to all of the compensation and benefits as described in Paragraph 10.2.

(b)    Non-Renewal After February 1, 2020. In the event that the Company provides a notice to Executive under Paragraph 2 after February 1, 2020, that the Term (including any prior extensions) will not be extended, and Executive satisfies the conditions described in Paragraph 10.2 regarding a General Release and Separation Agreement, Executive shall instead be entitled to the following:

(i)    All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company;

(ii)    A prorated bonus amount for the annual performance period which includes Executive’s termination date, calculated as Executive’s bonus amount for such performance period that would have been payable had his employment not terminated, based on the level(s) of actual achievement of the bonus performance goal(s) for such performance period, multiplied by a fraction, the numerator of which is the number of days Executive was employed by the Company during such annual performance period and the denominator of which is 365. Any such pro rata bonus amount shall be paid when annual bonuses are paid to active members of senior management

Exhibit 10.1

for such performance period; but in no event later than March 15 of the calendar year following the later of (A) the calendar year in which the bonus is earned and (B) the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A (as defined in Paragraph 14 below); and

(iii)    Continuation of his Base Salary then in effect for a period of nine (9) months following Executive’s termination date which amount shall be paid in equal monthly or more frequent installments as is customary under the Company’s payroll practices for its senior management employees, if Executive satisfies the conditions described in Paragraph 10.2 regarding a General Release and Separation Agreement in connection with termination of his employment; provided that, if such notice that the Term will not be extended during the period of time described in this subparagraph (b) is within one (1) year after a Change in Control, Executive’s period of Base Salary continuation will be for a period of eighteen (18) months following his termination date.

10.4    Disability. In the event of (a) termination of Executive’s employment following Disability and (b) with respect to the benefits under clause (ii) following, Executive executes and does not revoke, within the sixty (60) day period beginning on Executive’s termination date, a General Release and Separation Agreement (as defined in Paragraph 10.2), Executive shall be entitled to the following:

(i)    All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company; and

(ii)    Continuation of his Base Salary then in effect for a period of six (6) months following Executive’s termination date, which amount shall be paid in equal monthly or more frequent installments as is customary under the Company’s normal payroll practices for its senior management employees.

10.5    Death. In the event of termination of Executive’s employment upon Executive’s death during the Term, the following shall be paid to Executive’s estate:

(i)    All Accrued Compensation as of Executive’s date of death and any other awards or benefits payable pursuant to the terms of any then-existing plan or policy of the Company; and

(ii)    Continuation of Executive’s Base Salary in effect on the date of his death for a period of six (6) months following Executive’s death, which amount shall be paid in equal monthly or more frequent installments as is customary under the Company’s normal payroll practices for its senior management employees.

10.6    Definitions. For purposes of this Paragraph 10, the following terms shall have the following meanings:
(a)    “Cause” shall mean:

Exhibit 10.1

(i)    Executive’s refusal or willful failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness or disability), after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes Executive has not substantially performed his duties and Executive fails to cure substantially the specified failure within thirty (30) days of the date he receives the demand;

(ii)    Executive’s dishonesty or misappropriation with regard to the Company which has a significant adverse effect on the business or reputation of the Company, or fraud with regard to the Company or its assets or business;

(iii)    Executive’s conviction of or the pleading of nolo contendere with regard to a felony;

(iv)    Executive’s material breach of fiduciary duty owed to the Company;

(v)    Executive’s gross negligence or material and willful misconduct with regard to the Company or its assets, business or employees;

(vi)    The refusal of Executive to follow the lawful directions of the Board which are consistent with the duties and authorities of Executive set forth in this Agreement and not inconsistent with other directions of the Board, after a written demand is delivered to Executive by the Board that specifically identifies the manner in which the Board believes Executive has refused to follow its lawful direction and Executive fails to cure substantially the specified refusal within thirty (30) days of the date he receives the demand; or

(vii)    Any other material breach by Executive of a material provision of this Agreement, after a written demand is delivered to Executive by the Board that specifically identifies the breach and Executive fails to cure substantially the specified breach within sixty (60) days of the date he receives the demand.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief (based upon an objective reasonable person standard) that Executive’s action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(b)    “Change in Control” shall mean the occurrence of any of the following:

(i)    Any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) as modified and used in Sections 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any stockholder of the Company that as of the Effective Date is the “beneficial owner” (as defined in Rule 13d-3 under

Exhibit 10.1

the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (D) an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) any corporation or other entity owned, directly or indirectly, by stockholders of the Company in substantially same proportions as their ownership of the Company’s common stock, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(ii)    A majority of the members of the Board are replaced during any twelve- month period by directors whose appointment or election is not endorsed by majority of the Board before the date of appointment or election;

(iii)    There is consummated a merger or consolidation of the Company with any corporation, other than a merger of consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or

(iv)    There is completed the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction(s) having a similar effect).

Notwithstanding the foregoing, in no event will a Change in Control be deemed to occur by virtue of any Person that as of the Effective Date is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, acquiring an additional interest of any kind in the Company or its assets.

(c)    “Disability” shall mean Executive:

(i)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii)    By reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(d)    “Good Reason” shall mean, without the written consent of Executive, any one or more of the following events:

Exhibit 10.1

(i)    A requirement that Executive shall report to a corporate officer or other employee rather than directly to the Board;

(ii)    A change in Executive’s title or other change that results in Executive not being the highest-ranking officer of the Company or any successor;

(iii)    A material diminution in Executive’s duties or authority;

(iv)    A material diminution in Executive’s Base Salary or compensation opportunities;

(v)    A material change in geographic location at which Executive is required to perform services;

(vi)    A failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) that acquires all or substantially all of the business and/or assets of the Company to agree to perform the Company’s obligations under this Agreement; or

(vii)    Any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

However, none of the foregoing events or conditions will constitute Good Reason unless (A) Executive provides the Company with a written objection of the event or condition within ninety (90) days following the earliest date on which Executive has (or reasonably would be expected to have had) knowledge of the existence of the condition; (B) the Company does not reverse or otherwise cure the event or condition to the extent curable within thirty (30) days of receiving that written objection; and (C) Executive resigns from his position with the Company within thirty (30) days following the expiration of that cure period.

11.    Restrictive Covenants. The provisions of this Paragraph 11 shall survive the termination of this Agreement and the termination of Executive’s employment with the Company, its successors or assigns:

11.1    Duty of Confidentiality. During his employment with the Company, Executive has and will continue to be exposed to the confidential attorney-client communications of the Crawford Companies. Executive acknowledges and agrees that the attorney-client privilege applicable to those communications belongs to the Crawford Companies, not Executive, and Executive has no authority to waive or compromise that privilege. Executive shall not directly or indirectly use or disclose any information or document conveyed to him in the course of his employment that is a confidential attorney-client communication or is attorney work product, except directly to the Crawford Companies’ attorneys, or as required by law or a validly issued court or administrative agency order.

Exhibit 10.1

During his employment with the Company, Executive has and will continue to be intimately involved in developing strategy and planning for the Crawford Companies, and has been and will continue to be provided or have access to Confidential Information belonging to the Crawford Companies. Executive acknowledges and agrees that such information has been and will continue to be developed or obtained by the Crawford Companies by the investment of significant time, effort, and expense, and that such information is a valuable, special, and unique asset of the Crawford Companies. Executive further understands and acknowledges that such information is proprietary to the Crawford Companies and that, if exploited by Executive in contravention of this Agreement, would seriously, adversely, and irreparably affect the business of the Crawford Companies.

Executive agrees that during his employment with the Company and following the cessation of that employment for any reason, Executive shall not, except as otherwise required by law or a validly issued court or administrative agency order and except in furtherance of the interests of the Crawford Companies, directly or indirectly divulge or make use of any Confidential Information, without the prior written consent of the Company, until such Confidential Information ceases to be confidential by reason of the actions of others or through an authorized disclosure by Executive. Executive further agrees that if Executive is questioned about information subject to this Agreement by anyone not authorized to receive such information, Executive will, unless prohibited or otherwise protected by law, promptly notify the General Counsel of the Company. This Agreement does not limit the remedies available under common or statutory law, which may impose additional duties of non-disclosure.

Executive agrees that during his employment with the Company and following the cessation of that employment for any reason, Executive shall not, except in furtherance of the interests of the Crawford Companies, directly or indirectly divulge or make use of any Trade Secrets, until such Trade Secret(s) ceases to be a Trade Secret by reason of the actions of others or through an authorized disclosure by Executive.

11.2    Non-Solicitation/Non-Recruitment of Employees. Executive agrees that during his employment with the Company and for a period of eighteen (18) months following the termination of that employment for any reason, Executive will not, directly or indirectly, on his own behalf or on behalf of others, solicit or attempt to solicit any person employed by the Crawford Companies for the purpose of encouraging, enticing or causing said employee to terminate employment with the Crawford Companies.

11.3    Non-Solicitation of Customers. Executive agrees that during his employment with the Company and for a period of eighteen (18) months following the termination of that employment for any reason, Executive will not, directly or indirectly, solicit or attempt to solicit any business in competition with the Business of the Company from any of the current, then current, or actively-sought prospective customers of the Crawford Companies with whom the Executive had material contact during Executive’s tenure as Interim President and Chief Executive Officer and as Chief Executive Officer of the Company (i.e., since August 2015).

Exhibit 10.1

11.4    Non-Competition. Executive agrees that during his employment with the Company and for a period of eighteen (18) months following the termination of that employment for any reason, Executive will not, on his own behalf, or on behalf of any other person or entity, compete with the Crawford Companies by providing in the Restricted Territory to any entity that engages in the Business of the Company services similar to those Executive provided to the Crawford Companies with respect to all or any part of the Business of the Company, in circumstances in which Executive’s responsibilities and duties are substantially similar to those performed by Executive during the twenty-four (24) month period ending on the date Executive’s employment with the Company terminates. Notwithstanding the foregoing, the eighteen (18) month period in this Paragraph shall be reduced to nine (9) months following the termination of employment in the event Executive becomes entitled to receive only nine (9) months of severance pay pursuant to Paragraph 10.3(b).

11.5    Remedies. Executive acknowledges that should he violate the provisions of Paragraph 11 of this Agreement, it will be difficult to determine the resulting damages to the Company and that monetary damages would not be adequate in any event. In addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. Moreover, to the extent Executive breaches this Agreement, the time periods set forth herein are continued for the period of Executive’s breach of the Agreement.

11.6    Definitions. For purposes of Paragraphs 5 and 11, the following terms are defined as follows:

(i)    “Confidential Information” means data and information regardless of form about the Crawford Companies and their employees and/or customers which is not generally known outside of the Crawford Companies, which Executive learns of in connection with Executive’s employment with the Company, and which has value to the Crawford Companies. Confidential Information includes, but is not limited to: (1) the Crawford Companies’ business and employment policies, personnel information, employee compensation and benefits, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, software codes, computer models, data processing programs, machines, equipment, price lists, recruiting strategies, strategies and plans for future business, new business, product or other development, and potential acquisitions or divestitures; (2) product and technical information about the Crawford Companies’ products and services, including but not limited to the nature, origin, composition and development of such products and services, new product and service concepts, research and development projects, and expansion strategies; (3) the Crawford Companies’ proprietary information and processes, and intellectual property, including but not limited to inventions and copyrightable works; (4) the Crawford Companies’ customer information and the manner in which the Crawford Companies provide products and services to customers, including but not limited to the names of representatives of the Crawford Companies’ customers responsible for entering into contracts with the Crawford Companies, the amounts paid by such customers to the Crawford Companies and other details of customer agreements, specific customer needs and requirements, specific customer characteristics related to the provision of products or

Exhibit 10.1

services by the Crawford Companies, and leads and referrals to prospective customers; and (5) confidential information of third parties which is given to the Crawford Companies pursuant to an obligation or agreement to keep such information confidential.

(ii)    “Trade Secrets” means Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act or the Defend Trade Secrets Act of 2016, as applicable.

(iii)    “Crawford Companies” means the Company and its subsidiaries and parents, and includes the successors and assigns of the Company or any such related companies.

(iv)    “Business of the Company” means claims management, claims adjusting, administrative services, and other services provided by the Crawford Companies as identified and described in the Company’s most recent Annual Report filed with the U.S. Securities and Exchange Commission on Form 10-K at the time Executive’s employment with the Company terminates, modified as necessary to reflect any changes to the Crawford Companies’ business activities since such filing.

(v)    “Restricted Territory” means the countries in which the Crawford Companies do business at the time Executive’s employment with the Company terminates.

11.7    Construction of Covenants. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court finds that any provision in Paragraph 11 is overly broad such that it is unenforceable under applicable state law, the court may modify that provision to narrow its scope to the extent necessary to render it enforceable.

12.    Defend Trade Secrets Act Notice. Pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”), an individual, including Executive:

shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

18 U.S.C. § 1833(b)(1). Accordingly, Executive and the Company have the right to disclose in confidence trade secrets, as defined by the DTSA, to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive and the Company also have the right to disclose trade secrets, as defined by the DTSA, in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in the Agreement is intended to conflict with the DTSA or create liability for disclosure of trade secrets that are expressly allowed under the DTSA.

Exhibit 10.1

13.    Return of Materials. Upon the request of the Company and, in any event, upon the termination of his employment with the Company, Executive shall deliver to the Company within seven (7) days of his termination of employment, all memoranda, notes, records, manuals or other documents, whether made or compiled by Executive or furnished to him from any source by virtue of his employment with the Company.

14.    Code Section 409A. Certain compensation and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other official guidance thereunder (“Code Section 409A”), and other compensation and payments are intended to comply with Code Section 409A. The provisions of this Agreement shall be construed and interpreted in a manner that compensation and benefits are either exempt from or compliant with the application of Code Section 409A, and which does not result in additional tax or interest to Executive under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if upon Executive’s termination of employment Executive is a specified employee, as defined in Code Section 409A(a)(2)(B), and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Code Section 409A, then such payments shall be delayed until the earliest of (a) the date that is at least six (6) months after Executive terminates employment for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier specified date that does not result in additional tax or interest to Executive under Code Section 409A. As soon as practicable after the expiration of such period, the entire amount of the delayed payments shall be paid to Executive in a single lump sum.

For purposes of this Agreement, references to a termination of employment shall be construed consistently with the definition of a “separation from service” under Code Section 409A. With respect to any taxable reimbursements or in-kind benefits provided for under this Agreement or otherwise payable to Executive, the Company (a) shall make all such reimbursements no later than Executive’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for other benefits. If the sixty (60) day period during which Executive must execute and not revoke a General Release and Separation Agreement following his termination date in order to receive any payment or benefits hereunder begins in one calendar year and ends in a second calendar year, then any payments or benefits that would otherwise occur during the first calendar year will be delayed and paid in a lump-sum during the portion of the sixty (60) day period that falls within the second calendar year. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

15.    Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Agreement to any individual or entity; provided Executive may disclose this Agreement and/or any of its terms to Executive’s immediate family, financial advisors and attorneys, so long as each individual to whom Executive makes such disclosure agrees to not disclose the terms of this Agreement further.

Exhibit 10.1

The above notwithstanding, Executive may disclose the provisions of Paragraph 11 of this Agreement to a prospective employer.

16.    Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via facsimile, in all cases addressed to the person for whom it is intended at Executive’s address set forth below or to such other address as a party hereto shall have designated by notice in writing to the other parties hereto in the manner provided by this Paragraph 16:
If to the Company:        Crawford & Company
1001 Summit Boulevard
Atlanta, Georgia 30319
Attn: General Counsel
Fax: (404) 300-1040

If to Executive:        Harsha V. Agadi
[ADDRESS]

17.    Entire Agreement/Severability. This Agreement constitutes the entire agreement between Executive and the Company regarding the terms of Executive’s employment with the Company and the termination thereof and supersedes any other prior written or oral understandings. Executive and the Company agree that if any phrase, clause or provision of this Agreement is declared to be illegal, invalid or unenforceable by a court of competent jurisdiction (after application of Paragraph 11.7), such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any phrase, clause or provision in this Agreement is deemed to be unreasonable, onerous or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

18.    Permitted Disclosures. Notwithstanding any other provision of this Agreement, Executive is not prohibited from reporting possible violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under federal or state law or regulation.

19.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The exchange of a fully-executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, etc.) signature shall be deemed to be an original.

Exhibit 10.1

20.    Headings. The paragraph headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect the interpretation hereof.

21.    Governing Law and Jurisdiction. The parties agree that this Agreement shall be interpreted, governed and enforced under the laws of the State of Georgia, regardless of the residency of Executive. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Employee hereby agrees that the state courts of Georgia and federal courts sitting in Georgia shall have exclusive jurisdiction over any dispute arising under this Agreement. Employee hereby consents to personal jurisdiction in Georgia.

22.    Waiver. The Company may waive compliance with any of the covenants, agreements or conditions contained herein; provided that any agreement on the part of the Company to effect any such waiver shall be valid only if set forth on an instrument in writing signed on behalf of the Company and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver. No matter shall be deemed waived by either party hereto by prior failure to enforce the same or by course of conduct.

23.    Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed on the dates set forth below.

/s/ H. V. Agadi
Harsha V. Agadi
Date:    3rd August 2016

CRAWFORD & COMPANY

By:    /s/ Charles H. Ogburn
Name:    Charles H. Ogburn
Title:    Chairman of Board
Date:    August 3, 2016

Exhibit A

EXHIBIT A

RESTATED BY-LAWS
OF
CRAWFORD & COMPANY

(reflecting amendments made through December 20, 2008)

ARTICLE VI

INDEMNIFICATION

Section 1.    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including court costs and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including court costs and attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

A-1

Exhibit A

Section 3.    To the extent that a director, officer, employee or agent of the Company shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including court costs and attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4.    Any indemnification under Sections 1 and 2 of this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

Section 5.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition or such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 4 of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article, and, if such person is a director, upon receipt of a written affirmation of such director’s good faith belief that he or she has met the standards of conduct required by the Georgia Business Corporation Code.

Section 6.    The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7.    The Board of Directors may authorize, by a vote of a majority of the full Board, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

A-2